Exhibit 99.1
Investor Relations Contact:
Raphael Gross of ICR
203.682.8200

Kona Grill Releases Preliminary Fourth Quarter 2010 Financial Results
Company to Present at the 13th Annual ICR XChange Investor Conference

SCOTTSDALE—(Globe Newswire)--January 12, 2011 – Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today released preliminary financial results for its fourth quarter ended December 31, 2010.

For the fourth quarter of 2010, restaurant sales increased 11.2% to $22.2 million from $20.0 million a year-ago, including an increase in comparable restaurant sales of approximately 6.4%.  Based upon these preliminary sales results, net loss is now expected to be $0.5 million to $0.6 million, or $0.05 to $0.07 per share.

During its third quarter conference call, the Company had previously guided to restaurant sales of $20.6 million to $21.6 million and a net loss of $0.6 million to $1.1 million, or $0.07 to $0.12 per share.  The quarterly comparable restaurant sales increase of approximately 6.4% compares to an 8.1% decrease in the prior year period and flat during the third quarter of 2010.

For the full year of 2010, restaurant sales increased 8.0% to $87.6 million compared to $81.1 million for 2009.  Comparable restaurant sales increased approximately 0.9% during 2010, compared to a decrease of 9.3% during 2009.

“Fourth quarter sales exceeded expectations driven by strong traffic throughout the quarter and higher average ticket particularly during December.  The success of our increased marketing spend and menu improvement efforts over the past year are reflected in our fourth quarter comparable sales results, and we are optimistic that we can build on this success in 2011,” said Marc Buehler, President and Chief Executive Officer of Kona Grill.

As a reminder, the Company will be presenting at the 13th Annual ICR XChange Investor Conference at the St. Regis Monarch Beach Resort & Spa in Dana Point, CA on Thursday, January 13, 2011.  The presentation will begin at 10:20 am Pacific Time.  Investors and interested parties will be able to listen to the investor presentation via webcast from the investor relations portion of the Company's website at www.konagrill.com.

About Kona Grill
Kona Grill features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 25 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa, West Palm Beach); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, Sugar Land, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company's filings with the Securities and Exchange Commission.